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                                                                    Exhibit 99.1


[GRAPHIC REMOVED HERE]FOR IMMEDIATE RELEASE
Contacts:    APW Ltd.
             Mike Gasick

             262-523-7631

                      APW Ltd. Announces Amendments to its

                   Credit Facilities, Filing of Form 10-K, and

                           Goodwill Impairment Charge

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     St. Michael, Barbados, December 14, 2001 - APW Ltd. (NYSE: APW), a leading
Technically Enabled Manufacturing Services "TEMS" Company, announced today the amendment of its existing credit facilities. The amendments to the financial covenants more accurately reflect the realities of operating in the current economic environment. The amendments also provide APW enhanced liquidity and the ability to expand its current restructuring efforts beyond those previously announced.

     The amendment increases the level of additional non-recurring restructuring charges associated with cost reduction initiatives from $25 million to $37 million. Certain other financial covenants were also amended, including sales, EBITDA, and free cash flow. In addition, a mandatory facility reduction on February 28, 2002 was eliminated.

     Rick Carroll, Vice President and Chief Financial Officer for APW Ltd. commented, "We are very pleased with the continued high level of cooperation between APW and our lenders. Our lenders unanimously approved the amendments. The additional restructuring charges that are included in the amendment will allow APW to continue to pursue its priority of keeping costs in line with the level of business. As a result of our initiatives, our current expectations are to achieve cost reductions in excess of $180 million on an annual basis by the summer of 2002 versus pro forma second quarter of fiscal 2001."

     APW agreed to re-price the existing warrants held by its lenders and eliminate the previous reduction provision if the Company met repayment targets by August 31, 2002. Additional warrants were issued to purchase up to 9.9% of the APW's common stock subject to cancellation provisions if the facility is repaid by certain dates.

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     The complete Second Amendment to the Amended and Restated Multi-Currency
Credit Facility is expected to be filed as an exhibit to Form 8-K with the SEC by the close of business December 20, 2001.

     With the finalization of this amendment, APW has completed its Form 10-K for its fiscal year ended August 31, 2001. The Form 10-K will be filed in its entirety today. Included in the year-end results is a goodwill impairment charge of $166.9 million associated with the closing of certain facilities and an overall assessment of the goodwill recoverability in light of current economic conditions.

About APW Ltd.

     APW Ltd. is a Technically Enabled Manufacturing Services "TEMS" company that designs and manufactures large, complex infrastructure products for OEMs in the communications, large enterprise hardware and Internet markets.

     APW Ltd. has particular skills in the areas of designing and manufacturing enclosures, thermal management, power supplies and backplanes; as well as core competencies in product and system design, integration and supply chain management. APW Ltd. operates in over 30 locations throughout North America, South America, Europe and Asia.

     For further information contact:

     APW Ltd.

     Mike Gasick, Treasurer

     262-523-7631

     www.apw.com

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. APW Ltd.'s results are also subject to general economic conditions, market conditions in the computer, semiconductor, telecommunications, and electronic industries in North America, South America, Europe and Asia, continued market acceptance of APW's existing products and new product introductions, the successful integration of recent and pending acquisitions, competitive product and pricing pressures, foreign currency risk, interest rate risk, and APW's ability to access capital markets. See our Form 10 and Form S-3 for further information on risk factors.